                                                Filed pursuant to Rule 424(b)(5)
                                                Registration No. 333-33240

PROSPECTUS SUPPLEMENT
(To Prospectus dated April 7, 2000)

                                $1,500,000,000

                         Household Finance Corporation

                  EXTENDIBLE LIQUIDITY SECURITIESSM (EXLSSM)

                               ----------------

The senior floating rate renewable notes (EXtendible Liquidity Securities) described in this prospectus supplement, which we refer to as the EXLs, will mature on October 16, 2001, the initial maturity date, unless the maturity of all or any portion of the principal amount of the EXLs is extended in accordance with the procedures described herein. In no event will the maturity of the EXLs be extended beyond February 16, 2006, the final maturity date. We may not redeem the EXLs prior to maturity.

We will pay interest on the EXLs on the sixteenth day of each month, commencing October 16, 2000, at a rate determined for each interest period by reference to one-month LIBOR, plus the applicable spread for that interest period. We describe how such rate is calculated under "Description of EXLs-- Interest" herein.

                               ----------------

                    PRICE 100% AND ACCRUED INTEREST, IF ANY

                               ----------------

                                                    Underwriting
                                        Price to    Discounts and  Proceeds to
                                         Public      Commissions     Company
                                     -------------- ------------- --------------
Per EXL.............................    100.000%        .250%        99.750%
Total............................... $1,500,000,000  $3,750,000   $1,496,250,000

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the EXLs to purchasers on September 25, 2000.

"EXtendible Liquidity Securities" and "EXLs" are the service marks of Morgan Stanley Dean Witter & Co.

                               ----------------

                          MORGAN STANLEY DEAN WITTER

September 19, 2000

   You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell the EXLs in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this Prospectus Supplement, the accompanying Prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

                               ----------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                            Page
                                                                            ----
Use of Proceeds............................................................ S-3
Ratio of Earnings to Fixed Charges......................................... S-3
Description of EXLs........................................................ S-3
United States Federal Taxation............................................. S-6
Underwriter................................................................ S-8
Legal Opinions............................................................. S-8
Experts.................................................................... S-9

                                   Prospectus

About This Prospectus .....................................................   2
Where You Can Find More Information........................................   2
Special Note Regarding Forward-Looking Statements..........................   2
Household Finance Corporation..............................................   3
Use of Proceeds............................................................   3
Ratio of Earnings to Fixed Charges.........................................   4
Description of Debt Securities.............................................   5
Description of Warrants....................................................  15
Certain United States Tax Documentation Requirements.......................  16
United States Taxation of Non-United States Persons........................  17
Plan of Distribution.......................................................  19
ERISA Matters..............................................................  20
Legal Opinions.............................................................  20
Experts....................................................................  20

                                USE OF PROCEEDS

   HFC will apply the net proceeds from the sale of the EXLs to its general funds to be used in its financial services business, including the funding of investments in, or extensions of credit to, affiliates of HFC. Pending such applications, the net proceeds will be used initially to reduce outstanding commercial paper of HFC. The proceeds of such commercial paper are used in connection with HFC's financial services business.

                       RATIO OF EARNINGS TO FIXED CHARGES

   The ratio of earnings to fixed charges for the six months ended June 30, 2000 and June 30, 1999 was 1.58 and 1.65, respectively. See "Ratio of Earnings to Fixed Charges" in the accompanying Prospectus for additional information.

                              DESCRIPTION OF EXLs

General

   The following description of the terms of the senior floating rate renewable notes (EXtendible Liquidity Securities) offered hereby (referred to herein as the EXLs and in the Prospectus as the "Offered Debt Securities") supplements, insofar as such description relates to the EXLs, the description of the Debt Securities set forth in the Prospectus, to which description reference is hereby made. The EXLs are part of the Debt Securities registered by the Company with the Securities and Exchange Commission to be issued on terms to be determined at the time of sale. The EXLs constitute senior unsecured debt of the Company and will rank on a parity with all other senior unsecured debt of the Company and prior to all subordinated debt. The EXLs are to be issued as a series of Senior Debt Securities under an Indenture dated as of October 1, 1992 (the "Indenture"), between the Company and U.S. Bank Trust National Association, as Trustee, which is more fully described in the accompanying Prospectus under "Description of Debt Securities--Senior Debt Securities."

   The EXLs are not subject to redemption by the Company prior to maturity. The EXLs will be issued in denominations of $1,000 and integral multiples thereof. Upon issuance, the EXLs will be represented by one or more fully registered global notes ("Global Notes"). Each such Global Note will be deposited with, or on behalf of, The Depository Trust Company, as Depositary. Investors may elect to hold interests in the Global Notes through either the Depositary (in the United States) or Clearstream Luxembourg or Euroclear, if they are participants in such systems, or indirectly through organizations which are participants in such systems. See "Description of Debt Securities--Book-Entry System" and "Global Clearance and Settlement Procedures" in the accompanying Prospectus.

   Any EXLs issued in definitive form will be issued only in fully registered form, without coupons, in denominations of $1,000 and in integral multiples thereof, in the amount of each holder's registered holdings. Any EXLs so issued will be registered in such names, and in such denominations, as the Depositary shall request. Such EXLs may be presented for registration of transfer or exchange at the office of the Trustee in New York, New York and principal thereof and interest thereon will be payable at such office of the Trustee, provided that interest thereon may be paid by check mailed to the registered holders of the definitive EXLs.

Maturity and Extension of Maturity

   The initial maturity date for the EXLs is October 16, 2001, or if such day is not a business day, the immediately preceding business day, unless the maturity of all or any portion of the principal amount of the EXLs is extended in accordance with the procedures set forth below. In no event will the maturity of the EXLs be extended beyond the final maturity date of February 16, 2006, or if such day is not a business day, the immediately preceding business day.

   On each election date, you may elect to extend the maturity of all or any portion of the principal amount of your EXLs so that the maturity of your EXLs will be extended to the date occurring 366 calendar days from and including the sixteenth day of the next succeeding month. However, if that 366th calendar day is not a business day, the maturity of your EXLs will be extended to the immediately preceding business day. The election dates will be the sixteenth calendar day of each month from October 2000 to January 2005 inclusive, whether or not any such day is a business day.

   You may elect to extend the maturity of all of your EXLs or of any portion thereof having a principal amount of $1,000 or any multiple of $1,000 in excess thereof. To make your election effective on any election date, you must deliver a notice of election during the notice period for that election date. The notice period for each election date will begin on the fifth business day prior to the election date and end on the election date, however, if that election date is not a business day, the notice period will be extended to the following business day. Your notice of election must be delivered to the trustee for the EXLs, through the normal clearing system channels described in more detail below and in the accompanying Prospectus, no later than the last business day in the notice period. Upon delivery to the trustee of a notice of election to extend the maturity of the EXLs or any portion thereof, that election will be irrevocable.

   If on any election date you do not make an election to extend the maturity of all or any portion of the principal amount of your EXLs, the principal amount of the EXLs for which you have failed to make such an election will become due and payable on the initial maturity date, or any later date to which the maturity of your EXLs has previously been extended. The principal amount of the EXLs for which such election is not exercised will be represented by a note issued on such election date. The note so issued will have the same terms as the EXLs, except that it will not be extendible, will have a separate CUSIP number and its maturity date will be the date that is 366 calendar days from and including such election date or, if such 366th calendar day is not a business day, the immediately preceding business day. The failure to elect to extend the maturity of all or any portion of the EXLs will be irrevocable and will be binding upon any subsequent holder of such EXLs.

   The EXLs will be issued in registered global form and will remain on deposit with the Depositary. Therefore, you must exercise the option to extend the maturity of your EXLs through the Depositary. To ensure that the Depositary will receive timely notice of your election to extend the maturity of all or a portion of your EXLs, so that it can deliver notice of your election to the trustee prior to the close of business on the last business day in the notice period, you must instruct the direct or indirect participant through which you hold an interest in the EXLs to notify the Depositary of your election to extend the maturity of your EXLs in accordance with the then applicable operating procedures of the Depositary.

   The Depositary must receive any notice of election from its participants no later than 12:00 noon (New York City time) on the last business day in the notice period for any election date. Different firms have different deadlines for accepting instructions from their customers. You should consult the direct or indirect participant through which you hold an interest in the EXLs to ascertain the deadline for ensuring that timely notice will be delivered to the Depositary. If you hold your interest in the EXLs through Euroclear or Clearstream Luxembourg, additional time may be needed to give your notice. If the election date is not a business day, notice of your election to extend the maturity date of your EXLs must be delivered to the Depositary by its participants no later than 12:00 noon (New York City time) on the business day following such election date.

Interest

   The EXLs will bear will bear interest at LIBOR plus the spread, as described below. We will pay interest monthly in arrears on the sixteenth day of each month (each an "interest payment date"), beginning October 16, 2000, and on the applicable maturity date. If any interest payment date falls on a day that is not a business day, we will postpone the interest payment date to the next succeeding business day unless that business day is in the next succeeding calendar month, in which case the interest payment date will be the immediately preceding business day. The final interest payment date for the EXLs, or any portion of the EXLs maturing prior to the final maturity date, will be the maturity date and interest for the final interest period will accrue from and including the interest payment date in the month immediately preceding such maturity date to but excluding the maturity date. Interest on the EXLs will be computed on the basis of a 360 day year for the actual number of days elapsed.

   Interest on the EXLs will accrue from, and including, September 25, 2000, to, and excluding, the first interest payment date and then from, and including, the immediately preceding interest payment date to which interest has been paid or duly provided for to, but excluding, the next interest payment date or the maturity date, as the case may be. We will refer to each of these periods as an "interest period."

   We will pay interest on the EXLs to the persons in whose names the EXLs are registered at the close of business on the fifteenth calendar day, whether or not a business day, immediately preceding the interest payment date. However, we will pay interest on the maturity date to the same persons to whom the principal will be payable.

   When we use the term "business day," we mean any day except a Saturday, a Sunday or a legal holiday in The City of New York on which banking institutions are authorized or required by law, regulation or executive order to close; provided, that the day is also a London business day. "London business day" means any day on which dealings in United States dollars are transacted in the London interbank market.

   The calculation agent appointed by us, initially U.S. Bank Trust National Association, will calculate the interest rate on the EXLs. The calculation agent will reset the interest rate on each interest payment date, each of which we will refer to as an "interest reset date." The interest rate for each interest period will be equal to LIBOR, as determined below, plus the spread. The spread for each interest period will be as follows:

      For Interest Reset Dates Occurring                                Spread
      ----------------------------------                              ----------
      From September 25, 2000, to but excluding October 16, 2001..... Plus 0.03%
      From October 16, 2001, to but excluding October 16, 2002....... Plus 0.07%
      From October 16, 2002, to but excluding October 16, 2003....... Plus 0.10%
      From October 16, 2003, to but excluding October 16, 2004....... Plus 0.12%
      From October 16, 2004, to but excluding February 16, 2006...... Plus 0.12%

The interest rate in effect for the period from September 25, 2000, to, but excluding, October 16, 2000, the initial interest reset date, will be LIBOR, as determined on September 21, 2000, plus 0.03%. The second London business day preceding an interest reset date will be the "interest determination date" for that interest reset date. The interest rate in effect on each day that is not an interest reset date will be the interest rate determined as of the interest determination date pertaining to the immediately preceding interest reset date. The interest rate in effect on any day that is an interest reset date will be the interest rate determined as of the interest determination date pertaining to that interest reset date, except that the interest rate in effect for the period from and including September 25, 2000 to the first interest reset date will be the initial interest rate.

   The calculation agent will determine "LIBOR" in accordance with the following provisions:

     (i) With respect to any interest determination date, LIBOR will be the rate for deposits in United States dollars having a maturity of one month commencing on the interest reset date that appears on Telerate Page 3750 as of 11:00 A.M., London time, on that interest determination date. If no rate appears, LIBOR, in respect to that interest determination date, will be determined in accordance with the provisions described in (ii) below.

     (ii) With respect to an interest determination date on which no rate appears on Telerate Page 3750, as specified in (i) above, the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent, to provide the calculation agent with its offered quotation for deposits in United States dollars for the period of one month, commencing on the interest reset date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on that interest determination date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time. If at least two quotations are provided, then LIBOR on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then LIBOR on the interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., in The City of New York, on the interest determination date by three major banks in The City of New York selected by the calculation agent for loans in United States dollars to leading European banks, having a one-month maturity and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; provided, however, that if the banks selected by the calculation agent are not providing quotations in the manner described by this sentence, LIBOR determined as of that interest determination date will be LIBOR in effect on that interest determination date.

   "Telerate Page 3750" means the display designated as "Page 3750" on Bridge Telerate, Inc., or any successor service, for the purpose of displaying the London interbank rates of major banks for United States dollars.

Further Issues

   The Company may from time to time, without notice to or the consent of the registered holders of the EXLs, create and issue further notes ranking pari passu with the EXLs in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes) and so that such further notes may be consolidated and form a single series with the EXLs and have the same terms as to status, redemption or otherwise as the EXLs.

                         UNITED STATES FEDERAL TAXATION

Taxation of United States Persons

   The following summary describes the principal United States federal income tax consequences applicable to beneficial owners of the EXLs who are United States persons. This summary provides general information only and is directed solely to United States persons who are original holders purchasing EXLs at the "issue price," that is, the first price to the public at which a substantial amount of the EXLs is sold (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing administrative pronouncements and judicial decisions, existing and proposed Treasury Regulations currently in effect, and interpretations of the foregoing, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect. This summary discusses only EXLs held as capital assets within the meaning of
Section 1221 of the Code. This summary does not discuss all of the tax consequences that may be relevant to a United States person in light of its particular circumstances or to United States persons subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, persons holding EXLs in connection with a hedging transaction, "straddle," conversion transaction or other integrated transaction, or persons whose functional currency, as defined in Section 985 of the Code, is not the U.S. dollar. United States persons considering the purchase of EXLs should consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any states, local or foreign taxing jurisdiction.

 Payments of Interest

   Interest on an EXL should be taxable to a United States person as ordinary interest income at the time it is accrued or is received in accordance with the United States person's method of accounting for tax purposes.

Notwithstanding the foregoing, it is possible that the United States Internal Revenue Service ("IRS") could successfully assert that the EXLs are subject to special rules governing contingent payment obligations, in which case the timing and character of income thereon would be affected. Among other things, United States persons would be required to accrue as "original issue discount," subject to adjustments, at a "comparable yield" on the issue price. Furthermore, any gain recognized with respect to the EXLs would generally be treated as ordinary income. However, because the EXLs bear a variable interest rate that is reset every month, HFC expects that (i) the accrual of income at the comparable yield would not significantly alter the timing of income inclusion; and (ii) any gain recognized with respect to the EXLs should not be significant (but the amount of any such gain will depend upon all of the facts and circumstances present at the time of the recognition event). The remainder of this discussion assumes that the EXLs will not be subject to the rules governing contingent payment obligations.

 Election to Extend

   Under regulations of the United States Treasury Department, the exercise of an option by a holder of a debt instrument to defer any scheduled payment of principal is a taxable event if, based on all the facts and circumstances, such deferral is material. Under these regulations, an election to extend the maturity of an EXL by up to six months beyond the initial maturity date should not be viewed as material. Although the treatment of an election to extend the maturity by more than six months is unclear, HFC intends, in view of the unique features of the EXLs (including their economic equivalence to a five-year debt instrument containing put options), to take the position that an election to extend the maturity of all or any portion of the principal amount of the EXLs will not be a taxable event for HFC. However, such an election may be viewed as a material deferral under the regulations, in which case a holder would be required to recognize any gain inherent in the EXL at such time. As noted above, HFC does not expect that any such gain should be significant (but the amount of any such gain will depend upon all of the facts and circumstances present at the time of the recognition event). No assurance can be given that the IRS will accept, or that the courts will uphold, this position. Potential investors are urged to consult their own tax advisors regarding the treatment of the investor's exercise of an election to extend.

 Sale, Exchange or Retirement of the EXLs

   Upon the sale, exchange or retirement of an EXL, a United States person will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the United States person's adjusted tax basis in the EXL. For these purposes, the amount realized does not include any amount attributable to accrued interest on the EXL. Amounts attributable to accrued interest are treated as interest as described under "Payments of Interest" above. A United States person's adjusted tax basis in an EXL generally will equal the cost of the EXL to such person. If an election to extend were treated as a taxable event as described above, a United States person would have a tax basis in the EXL equal to the fair market value of the EXL at the time of the election.

   In general, gain or loss realized on the sale, exchange or redemption of an EXL will be capital gain or loss. Prospective investors should consult their tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals, trusts or estates) and losses (the deductibility of which is subject to limitations).

 Backup Withholding and Information Reporting

   Backup withholding and information reporting requirements may apply to certain payments of principal, premium and interest on an EXL, and to payments of proceeds of the sale or redemption of any EXL, to certain non-corporate United States persons. HFC, its agent, a broker, or a paying agent, as the case may be, will be required to withhold from any payment a tax equal to 31 percent of such payment if the United States person fails to furnish or certify its correct taxpayer identification number to the payor in the manner required, fails to certify that such United States person is not subject to backup withholding, or otherwise fails to comply with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules from a payment to a United States person may be credited against such United States person's United States federal income tax and may entitle such United States person to a refund, provided that the required information is furnished to the IRS.

                                  UNDERWRITER

   Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date of this Prospectus Supplement, Morgan Stanley & Co. Incorporated, as underwriter, has agreed to purchase, and we have agreed to sell to the underwriter, $1,500,000,000 principal amount of EXLs.

   The Underwriting Agreement provides that the obligation of the underwriter to pay for and accept delivery of the EXLs is subject to the approval of certain legal matters by its counsel and to certain other conditions. The underwriter is obligated to take and pay for all the EXLs if any are taken.

   We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

   We do not intend to apply for listing of the EXLs on a national securities exchange, but we have been advised by the underwriter that it presently intends to make a market in the EXLs as permitted by applicable laws and regulations. The underwriter is not obligated however, to make a market in the EXLs and any such market making may be discontinued at any time at the sole discretion of the underwriter. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the EXLs.

   In order to facilitate the offering of the EXLs the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the EXLs. Specifically, the underwriter may over-allot in connection with the offering, creating a short position in the EXLs for its own account. In addition, to cover over-allotments or to stabilize the price of the EXLs, the underwriter may bid for, and purchase, the EXLs in the open market. Finally, the underwriter may reclaim selling concessions allowed to a dealer for distributing the EXLs in the offering, if the underwriter repurchases previously distributed EXLs in transactions to cover underwriter short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the EXLs above independent market levels. The underwriter is not required to engage in these activities and may end any of these activities at any time.

   From time to time, the underwriter has acted as our financial advisor and has received customary compensation for such services.

   The expenses of the offering, not including the underwriting discounts and commissions, are estimated to be $500,000 and are payable by us.

   It is expected that delivery of the EXLs will be made against payment therefor on or about the date specified on the cover page of this Prospectus Supplement, which is the fourth business day following the date hereof. Under Rule 15c6-1 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade EXLs on the date hereof will be required, by virtue of the fact that the EXLs initially will settle in T + 4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

                                 LEGAL OPINIONS

   The legality of the EXLs will be passed upon for HFC by John W. Blenke, Vice President--Corporate Law and Assistant Secretary for Household International, Inc., the parent of HFC. Certain legal matters will be passed upon for the underwriter by McDermott, Will & Emery, Chicago, Illinois. Mr. Blenke is a full-time employee and an officer of Household International, Inc. and owns, and holds options to purchase, shares of Common Stock of Household International, Inc.

                                    EXPERTS

   The consolidated financial statements and schedules of HFC and its subsidiaries incorporated by reference in this Prospectus Supplement, to the extent and for the periods indicated in its reports, have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                         Household Finance Corporation

                                $11,261,000,000

                                Debt Securities
                                      and
                      Warrants to Purchase Debt Securities

                               ----------------

   Household Finance Corporation may sell at one or more times up to $11,261,000,000 of its debt securities and warrants to purchase debt securities. We will provide specific terms of the securities which we may offer at any time in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

                               ----------------

    Neither   the  Securities  and   Exchange  Commission  nor  any   state
         securities commission  has approved  or disapproved  of these securities  or  determined  if this  prospectus  is
                  accurate  or  complete. Any  representation
                       to  the  contrary is  a  criminal
                            offense.

                               ----------------

                  The date of this Prospectus is April 7, 2000

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission ("SEC") utilizing a "shelf" registration process. Under this process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $11,261,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a supplement to this prospectus that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION. In this prospectus, "us," "we," "Company" and "HFC" refer to Household Finance Corporation.

                      WHERE YOU CAN FIND MORE INFORMATION

   Household Finance Corporation files annual, quarterly and special reports and other information with the SEC. You may read and copy any document filed by HFC at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. SEC filings are also available to the public on the SEC's Internet web site at http:\\www.sec.gov.

   The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC later will automatically update and supersede this information. We incorporate by reference the HFC documents listed below and any future filings made by HFC with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities.

  . Annual Report on Form 10-K for the year ended December 31, 1999; and


  . Current Report on Form 8-K dated February 10, 2000.

   You may request a copy of these filings, at no cost, by writing or telephoning us at: Household Finance Corporation, Office of the Secretary, Prospect Heights, Illinois 60070, Telephone (847) 564-5000.

   You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different or additional information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   Certain of the matters discussed under the caption "Household Finance Corporation" and elsewhere in this prospectus or in the information incorporated by reference herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such information may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of HFC to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

                         HOUSEHOLD FINANCE CORPORATION

   HFC was incorporated in Delaware in 1925, as successor to an enterprise which traces its origin through the same ownership to an office established in 1878. The address of its principal executive office is 2700 Sanders Road, Prospect Heights, Illinois 60070 (telephone (847) 564-5000). HFC is a subsidiary of Household International, Inc. ("Household International").

   HFC and its subsidiaries offer a diversified range of financial services. The principal product of our consumer financial services business is the making of cash loans, including home equity loans secured by first and second mortgages, sales finance loans and other unsecured loans directly to consumers in the United States. Loans are made through branch lending offices under the brands "HFC" and "Beneficial", and through direct mail, telemarketing and the internet. We also acquire portfolios of open-end and closed-end, secured and unsecured loans.

   We offer both MasterCard* and VISA* credit cards to residents throughout the United States primarily through strategic affinity relationships. We also purchase and service revolving charge card accounts originated by merchants. These accounts result from consumer purchases of goods and services from the originating merchant. We also directly originate closed-end sales contracts.

   A subsidiary of HFC also makes loans to non-prime borrowers for the purchase of new and used vehicles. The loans are secured by the vehicles, which are generally sold through franchised dealers. We also make tax refund anticipation loans. These loans are marketed to consumers at H&R Block offices and offices of other tax preparation services throughout the U.S.

   Subsidiaries of HFC primarily service the loans made by HFC and its subsidiaries, including loans made by the credit card operations.

   Where applicable laws permit, we offer credit life and credit accident, health and disability insurance to our customers. Such insurance is generally written directly by, or reinsured with, one of our insurance affiliates.

                                USE OF PROCEEDS

   Unless otherwise indicated in the prospectus supplement, we will apply the net proceeds from the sale of the securities to our general funds to be used in our financial services business, including the funding of investments in, or extensions of credit to, our affiliates. Pending such applications, the net proceeds will be used initially to reduce our outstanding commercial paper. The proceeds of such commercial paper are used in connection with our financial services business.

                       RATIO OF EARNINGS TO FIXED CHARGES

   The ratio of earnings to fixed charges for HFC and subsidiaries for the periods indicated below was as follows:

                                                        Year Ended December 31,
                                                        ------------------------
                                                        1999 1998 1997 1996 1995
                                                        ---- ---- ---- ---- ----
Ratio of Earnings to Fixed Charges..................... 1.72 1.32 1.61 1.57 1.41

   For purposes of calculating the ratio, earnings consist of net income to which has been added income taxes and fixed charges. Fixed charges consist of interest on all indebtedness and one-third of rental expense (approximate portion representing interest). The December 31, 1998 ratio has been negatively impacted by one-time merger and integration related costs associated with the merger of Household International and Beneficial Corporation. Excluding the merger and integration related costs of $751 million after-tax, the December 31, 1998 ratio would have been 1.81.
--------
* MasterCard and VISA are registered trademarks of MasterCard International Incorporated and VISA USA, Inc., respectively.

                         DESCRIPTION OF DEBT SECURITIES

   HFC may offer, from time to time, one or more series of unsecured senior notes ("Debt Securities") and warrants ("Warrants") to purchase Debt Securities (the Debt Securities and Warrants being hereafter collectively called the "Securities"). The Securities offered pursuant to this prospectus may have an aggregate offering price up to U.S. $11,261,000,000, or the equivalent thereof if any of the Securities are denominated in a foreign currency or a foreign currency unit.

   The following description of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any supplement to this prospectus ("Prospectus Supplement") may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities") and the extent to which such general terms and provisions may apply to the Offered Debt Securities will be described in the Prospectus Supplement relating to such Offered Debt Securities.

General

   Offered Debt Securities will constitute either senior or senior subordinated unsecured debt of HFC and will be issued under one of the indentures specified elsewhere herein (the "Indentures"). The Indentures, or forms thereof, and the Standard Provisions (as defined herein) have been filed as exhibits to HFC's Registration Statement which registers the Securities with the Commission. The following summaries do not purport to be complete and, where particular provisions of an Indenture or the Standard Provisions are referred to, such provisions, including definitions of certain terms, are incorporated by reference as part of such summaries, which are qualified in their entirety by such reference.

   The Indentures provide that Debt Securities may be issued thereunder from time to time in one or more series and do not limit the aggregate principal amount of the Debt Securities except as may be otherwise provided with respect to any particular series of Offered Debt Securities.

   Unless otherwise indicated in the Prospectus Supplement with respect to any particular series of Offered Debt Securities, the Debt Securities will be issued in registered form without coupons, will be exchangeable for authorized denominations, and will be transferable at any time or from time to time. No charge will be made to the holder for any such exchange or registration of transfer except for any tax or governmental charge incident thereto. Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities of each series will be issued in the form of one or more global securities that will be deposited with, or on behalf of, a depositary. See "Book-Entry System" below.

   Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for the following terms and other information to the extent applicable with respect to the Offered Debt
Securities: (1) the title of the Offered Debt Securities and whether such Offered Debt Securities will be senior or senior subordinated debt of HFC; (2) any limit on the aggregate principal amount of the Offered Debt Securities; (3) the price (expressed as a percentage of the aggregate principal amount thereof) HFC will be paid for the Offered Debt Securities and the initial offering price, if any, at which the Offered Debt Securities will be offered to the public; (4) the currency, currencies or currency units for which the Offered Debt Securities may be purchased and the currency, currencies or currency units in which the principal of and any interest on such Offered Debt Securities may be payable; (5) the date or dates on which the Offered Debt Securities will mature; (6) the rate or rates (which may be fixed or variable) per annum at which the Offered Debt Securities will bear interest, if any; (7) the date from which such interest, if any, on the Offered Debt Securities will accrue, the dates on which such interest, if any, will be payable, the date on which payment of such interest, if any, will commence, and the record dates for such interest payment dates, if any; (8) the dates, if any, on which and the price or prices at which the Offered Debt Securities will, pursuant to any mandatory sinking fund provisions, or may, pursuant to any optional sinking fund or to any purchase fund provisions, be redeemed by HFC, and the other detailed terms and provisions of such sinking and/or purchase funds; (9) the date, if any, after which and the price or prices at which the Offered Debt Securities may, pursuant to any optional redemption provisions, be redeemed at the option of HFC or of the holder thereof and the other detailed terms and provisions of such optional redemption; (10) the denominations in which the Offered Debt Securities are authorized to be issued; (11) the securities exchange, if any, on which the Debt Securities will be listed; and (12) additional provisions, if any, with respect to the Offered Debt Securities.

   If any of the Debt Securities are sold for foreign currencies or foreign currency units or if the principal of or any interest on any series of Debt Securities is payable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Debt Securities and such currencies or currency units will be set forth in a Prospectus Supplement relating thereto.

   Debt Securities may be issued as Original Issue Discount Securities to be offered and sold at a discount below their stated principal amount. "Original Issue Discount Securities" means any Debt Securities that provide for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof upon the occurrence of an Event of Default and the continuation thereof. As used in the following summary of certain terms of the Debt Securities, the term "principal amount" means, in the case of any Original Issue Discount Security, the amount that would then be due and payable upon acceleration of the maturity thereof, as specified in such Debt Security.

Book-Entry System

   Unless otherwise indicated in the Prospectus Supplement with respect to any series of Offered Debt Securities, upon issuance, all Offered Debt Securities will be represented by one or more global securities (the "Global Security"). The Global Security will be deposited with, or on behalf of, The Depository Trust Company ("DTC" or the "Depositary") and registered in the name of Cede & Co. (the Depositary's partnership nominee). Unless and until exchanged in whole or in part for Offered Debt Securities in definitive form, no Global Security may be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

   If so indicated in the Prospectus Supplement with respect to any series of Offered Debt Securities, investors may elect to hold interests in Global Securities through either the Depositary (in the United States) or Clearstream Banking, societe anonyme, formerly Cedelbank ("Clearstream Luxembourg"), or Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ("Euroclear"), if they are participants in such systems, or indirectly through organizations which are participants in such systems. Clearstream Luxembourg and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream Luxembourg's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of the Depositary. Unless otherwise indicated in the applicable Prospectus Supplement, Citibank, N.A. will act as depositary for Clearstream Luxembourg and The Chase Manhattan Bank will act as depositary for Euroclear (in such capacities, the "U.S. Depositaries").

   So long as the Depositary, or its nominee, is a registered owner of a Global Security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of Offered Debt Securities represented by such Global Security for all purposes under the Indenture. Except as provided below, the actual owners of Offered Debt Securities represented by a Global Security (the "Beneficial Owner") will not be entitled to have the Offered Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of the Offered Debt Securities in definitive form and will not be considered the owners or holders thereof under the applicable Indenture, including for purposes of receiving any reports delivered by the Company or the applicable Trustee pursuant to such Indenture. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depositary and, if such person is not a participant of the Depositary (a "Participant"), on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder under the applicable Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest which a holder is entitled to give or take under an Indenture, the Depositary would authorize the Participants holding the relevant beneficial interests to give or take such action, and such Participants would authorize Beneficial Owners owning through such Participants to give or take such action or would otherwise act upon the instructions of Beneficial Owners. Conveyance of notices and other communications by the Depositary to Participants, by Participants to Indirect Participants, as defined below, and by Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

   If (x) the Depositary is at any time unwilling or unable to continue as Depositary and a successor depositary is not appointed by the Company within 90 days, (y) the Company executes and delivers to a Trustee a Company Order to the effect that Global Securities shall be exchangeable or (z) an Event of Default (as defined herein) has occurred and is continuing with respect to Offered Debt Securities, the Global Securities will be exchangeable for Offered Debt Securities in definitive form of like tenor and of an equal aggregate principal amount, in denominations of $1,000 and integral multiples thereof. Such definitive Offered Debt Securities shall be registered in such name or names as the Depositary shall instruct the applicable Trustee. It is expected that such instructions may be based upon directions received by the Depositary from Participants with respect to ownership of beneficial interests in such Global Securities.

   The following is based on information furnished by DTC:

   DTC will act as securities depositary for Offered Debt Securities. Offered Debt Securities will be issued as fully registered notes registered in the name of Cede & Co. (DTC's partnership nominee). One or more fully registered Global Securities will be issued for the Offered Debt Securities in the aggregate principal amount of such issue, and will be deposited with DTC.

   DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its Participants deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of DTC ("Direct Participants") include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

   Purchases of Offered Debt Securities under DTC's system must be made by or through Direct Participants, which will receive a credit for Offered Debt Securities on DTC's records. The ownership interest of each Beneficial Owner is in turn to be recorded on the records of Direct Participants and Indirect Participants. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in Offered Debt Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Offered Debt Securities, except as provided above.

   To facilitate subsequent transfers, all Offered Debt Securities deposited with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Offered Debt Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of Offered Debt Securities. DTC's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

   Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

   Neither DTC, nor Cede & Co. will consent or vote with respect to Offered Debt Securities. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts Offered Debt Securities are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

   Principal and/or interest payments on Offered Debt Securities will be made in immediately available funds to DTC. DTC's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary's records unless DTC has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of DTC, any Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and/or interest to DTC is the responsibility of the Company or the applicable Trustee, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct Participants and Indirect Participants.

   DTC may discontinue providing its services as securities depositary with respect to Offered Debt Securities at any time by giving reasonable notice to the Company or the applicable Trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, Offered Debt Security certificates are required to be printed and delivered.

   The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, Offered Debt Security certificates will be printed and delivered.

   Clearstream Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its participating organizations ("Clearstream Participants") and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, trust companies, clearing corporations and certain other organizations and may include the Underwriters. Indirect access to Clearstream Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

   Distributions with respect to Offered Debt Securities held beneficially through Clearstream Luxembourg will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream Luxembourg.

   Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Brussels, Belgium office of Morgan Guaranty Trust Company of New York (the "Euroclear Operator"), under contract with Euro-clear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the Underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

   The Euroclear Operator is the Belgian branch of a New York banking corporation which is a member bank of the Federal Reserve System. As such, it is regulated and examined by the Board of Governors of the Federal Reserve System and the New York State Banking Department, as well as the Belgian Banking Commission.

   Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

   Distributions with respect to Offered Debt Securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Global Clearance and Settlement Procedures

   Initial settlement for Offered Debt Securities will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with the Depositary's rules and will be settled in immediately available funds using the Depositary's Same-Day Funds Settlement System. If and to the extent the Prospectus Supplement with respect to any series of Debt Securities indicates that investors may elect to hold interests in Offered Debt Securities through Clearstream Luxembourg or Euroclear, secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

   Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Clearstream or Euroclear Participants, on the other, will be effected in the Depositary in accordance with the Depositary rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving Offered Debt Securities in the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositary.

   Because of time-zone differences, credits of Offered Debt Securities received in Clearstream Luxembourg or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and will be credited the business day following the Depositary settlement date. Such credits or any transactions in Offered Debt Securities settled during such processing will be reported to the relevant Euroclear or Clearstream Participants on such business day. Cash received in Clearstream Luxembourg or Euroclear as a result of sales of Offered Debt Securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the Depositary settlement date but will be available in the relevant Clearstream Luxembourg or Euroclear cash account only as of the business day following settlement in the Depositary.

   Although the Depositary, Clearstream Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Offered Debt Securities among participants of the Depositary, Clearstream Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Senior Debt Securities

   The trustees for the indentures under which Offered Debt Securities constituting senior debt of HFC (the "Senior Debt Securities") will be issued shall be either U.S. Bank Trust National Association, The Bank of New York, Bank One, National Association, Allfirst Bank, or such other entity which may be specified in the Prospectus Supplement (collectively, the "Senior Trustees"). Each particular series of Senior Debt Securities will be issued under the Indenture specified in the Prospectus Supplement between HFC and a Senior Trustee, which will incorporate the terms and provisions of the Standard Multiple-Series Indenture Provisions for Senior Debt Securities dated as of June 1, 1992 (the "Standard Provisions"). The above noted indentures are collectively called the "Indentures for Senior Debt Securities" herein. Senior Debt Securities will rank on a parity with all unsecured debt of HFC, and prior to all subordinated debt.

   Principal of and interest, if any, on Senior Debt Securities will be payable at the office or agency of HFC specified in the Prospectus Supplement, depending on the Senior Trustee; provided, however, that payment of interest may be made at the option of HFC by check or draft mailed to the person entitled thereto.

 Covenant Against Creation of Pledges or Liens

   All Senior Debt Securities issued under the Indentures for Senior Debt Securities will be unsecured. HFC covenants that, with the exceptions listed below, it will not issue, assume or guarantee any indebtedness for borrowed money secured by a mortgage, security interest, pledge or lien ("security interest") of or upon any of its property, now owned or hereafter acquired, unless the Senior Debt Securities then outstanding are, by supplemental indenture, effectively secured by such security interest equally and ratably with all other indebtedness secured thereby for so long as such other indebtedness shall be so secured. The term "indebtedness for borrowed money" does not include any guarantee, cash deposit or other recourse obligation in connection with the sale, securitization or discount by HFC of finance or accounts receivables, trade acceptances, or other paper arising in the ordinary course of its business.

   The foregoing covenant does not apply to (a) security interests to secure the payment of the purchase price of property, shares of capital stock, or indebtedness acquired by HFC or the cost of construction or improvement of such property or the refinancing of all or any part of such secured indebtedness, provided that such security interests do not apply to any other property, shares of capital stock, or indebtedness of HFC; (b) security interests on property, shares of capital stock, or indebtedness existing at the time of acquisition by HFC; (c) security interests on property of a corporation which security interests exist at the time such corporation merges or consolidates with or into HFC or which security interests exist at the time of the sale or transfer of all or substantially all of the assets of such corporation to HFC; (d) security interests to secure any indebtedness of HFC to a subsidiary; (e) security interests in property of HFC in favor of the United States of America or any state or agency or instrumentality thereof, or in favor of any other country or political subdivision, to secure partial, progress, advance, or other payments pursuant to any contract or statute or to secure any indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such security interests; (f) security interests on properties financed through tax-exempt municipal obligations; provided that such security interests are limited to the property so financed; (g) security interests existing on the date of execution of the applicable Indenture; and (h) any extension, renewal, refunding, or replacement (or successive extensions, renewals, refundings, or replacements), in whole or in part, of any security interest referred to in the foregoing clauses (a) through (g) inclusive; provided, however, that the principal amount of indebtedness secured in such extension, renewal, refunding, or replacement does not exceed the principal amount of indebtedness secured at the time by such security interest; provided, further, that such extension, renewal, refunding, or replacement of such security interest is limited to all or part of the property subject to such security interest so extended, renewed, refunded, or replaced.

   Notwithstanding the foregoing, HFC may, without equally and ratably securing the Senior Debt Securities, issue, assume, or guarantee indebtedness secured by a security interest not excepted pursuant to clauses (a) through (h) above if the aggregate amount of such indebtedness, together with all other indebtedness of, or guaranteed by, HFC existing at such time and secured by security interests not so excepted, does not at the time exceed 10% of HFC's Consolidated Net Worth (as defined). In addition, an arrangement with any person providing for the leasing by HFC of any property, which property has been or is to be sold or transferred by HFC to such person with the intention that such property be leased back to HFC, shall not be deemed to create any indebtedness secured by a security interest if the obligation in respect to such lease would not be included as a liability on a consolidated balance sheet of HFC. The holders of not less than a majority in principal amount of the Debt Securities at the time outstanding under an Indenture, on behalf of the holders of all of the Debt Securities issued under such Indenture, may waive compliance with the foregoing covenant. (Standard Provisions--Section 3.08)

 Concerning the Trustees

   HFC maintains a banking relationship with each of the Senior Trustees or affiliates thereof and certain of the Senior Trustees are also trustees under other indentures of HFC under which outstanding senior or subordinated unsecured debt securities of HFC have been issued. The Senior Trustees or affiliates thereof may also have other financial relations with HFC and other corporations affiliated with HFC.

Senior Subordinated Debt Securities

   Offered Debt Securities which will constitute senior subordinated unsecured debt of HFC (the "Senior Subordinated Debt Securities") will be issued under an Indenture dated as of March 15, 1990, between HFC and Harris Trust and Savings Bank, as Trustee (the "Indenture for Senior Subordinated Debt Securities").

   Unless a different place is specified in the Prospectus Supplement, principal and interest, if any, on Senior Subordinated Debt Securities will be payable at the office or agency of HFC in Chicago, Illinois; provided, however, that payment of interest may be made at the option of HFC by check or draft mailed to the person entitled thereto.

 Subordination

   Senior Subordinated Debt Securities are subordinate and junior in right of payment to all indebtedness for borrowed money of HFC, whenever outstanding, which is not by its terms subordinate and junior to other indebtedness of HFC, such indebtedness of HFC to which the Senior Subordinated Debt Securities are subordinate and junior being hereinafter called "senior indebtedness." At December 31, 1999, the aggregate amount of the outstanding senior indebtedness of HFC was approximately $30.4 billion. HFC is not directly limited in its ability to issue additional senior indebtedness.

   In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to HFC or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of HFC, whether or not involving insolvency or bankruptcy, then the holders of senior indebtedness shall be entitled to receive payment in full of all principal and interest on all senior indebtedness before the holders of the Senior Subordinated Debt Securities are entitled to receive any payment on account of principal or interest upon the Senior Subordinated Debt Securities, and to that end (but subject to the power of a court of competent jurisdiction to make other equitable provision reflecting the rights conferred in the Indentures for Senior Subordinated Debt Securities upon the senior indebtedness and the holders thereof with respect to the subordinated indebtedness represented by the Senior Subordinated Debt Securities and the holders thereof by a lawful plan of reorganization under applicable bankruptcy law) the holders of senior indebtedness shall be entitled to receive for application in payment thereof any payment or distribution of any kind or character, whether in cash or property or securities, which may be payable or deliverable in any such proceedings in respect of the Senior Subordinated Debt Securities, except securities which are subordinate and junior in right of payment to the payment of all senior indebtedness then outstanding.

   In the event that any Senior Subordinated Debt Security is declared or becomes due and payable before its expressed maturity because of the occurrence of a default under the Indenture for Senior Subordinated Debt Securities (under circumstances when the provisions of the foregoing paragraph shall not be applicable), the holders of the senior indebtedness outstanding at the time such Senior Subordinated Debt Security so becomes due and payable because of such occurrence of such default shall be entitled to receive payment in full of all principal and interest on all senior indebtedness before the holders of the Senior Subordinated Debt Securities are entitled to receive any payment on account of the principal or interest upon the Senior Subordinated Debt Securities.

   Without limiting the foregoing, no payment of principal, premium or interest shall be made upon the Senior Subordinated Debt Securities during the continuance of any default in the making of any required payment under any sinking fund or analogous fund created for the benefit of any senior indebtedness or any other default in the payment of principal of, or interest on, any senior indebtedness then outstanding, whether by lapse of time, by declaration, by call or notice of prepayment or otherwise. (Indenture for Senior Subordinated Debt Securities--Section 12.01)

 Liens

   HFC will not create, assume, incur or suffer to exist any mortgage, pledge or other lien on any of the property or assets of HFC whether now owned or hereafter acquired for the purpose of securing any senior subordinated indebtedness or junior subordinated indebtedness, as defined. (Indenture for Senior Subordinated Debt Securities--Section 3.08)

 Concerning the Trustee

   Harris Trust and Savings Bank is trustee under other indentures of HFC under which certain of HFC's outstanding senior subordinated debt securities have been issued and under which HFC senior debt securities may be issued. HFC maintains banking relationships with Harris Trust and Savings Bank. Harris Trust and Savings Bank, or affiliates thereof, also have other financial relations with HFC and other corporations affiliated with HFC.

Satisfaction, Discharge, and Defeasance of the Indentures and Debt Securities

   If there is deposited irrevocably with the Trustee as trust funds for the benefit of the holders of Debt Securities of a particular series an amount, in money or the equivalent in securities of the United States or securities the principal of and interest on which is fully guaranteed by the United States, sufficient to pay the principal, premium, if any, and interest, if any, on such series of Debt Securities on the dates such payments are due in accordance with the terms of such series of Debt Securities through their maturity, and if HFC has paid or caused to be paid all other sums payable by it under the applicable Indenture with respect to such series, then HFC will be deemed to have satisfied and discharged the entire indebtedness represented by such series of Debt Securities and all of the obligations of HFC under such Indenture with respect to such series, except as otherwise provided in such Indenture. In the event of any such defeasance, holders of such Debt Securities would be able to look only to such trust funds for payment of principal, premium, if any, and interest, if any, on their Debt Securities. (Standard Provisions--Section 6.03, Indenture for Senior Subordinated Debt Securities--Section 6.03)

   For federal income tax purposes, any such defeasance may be treated as a taxable exchange of the related Debt Securities for an issue of obligations of the trust or a direct interest in the cash and securities held in the trust. In that case, holders of such Debt Securities would recognize gain or loss as if the trust obligations or the cash or securities deposited, as the case may be, had actually been received by them in exchange for their Debt Securities. Such holders thereafter would be required to include in income a share of the income, gain or loss of the trust. The amount so required to be included in income could be a different amount than would be includable in the absence of defeasance. Prospective investors are urged to consult their own tax advisors as to the specific consequences to them of defeasance.

Modification of Indentures

   Each Indenture provides that the holders of not less than a majority in principal amount of each series of Debt Securities at the time outstanding under such Indenture may enter into supplemental indentures for the purpose of amending, in any manner, provisions of the Indenture or of any supplemental indenture or modifying the rights of holders of such series of Debt Securities. However, no such supplemental indenture, without the consent of the holder of each outstanding Debt Security affected thereby, shall, among other things, (i) change the maturity of the principal of, or any installment of interest on any Debt Security, or reduce the principal amount thereof or the interest thereon or any premium payable upon the redemption thereof, or (ii) reduce the aforesaid percentage of the Debt Securities, the consent of the holders of which is required for the execution of any such supplemental indenture or for any waiver of compliance with any covenant or condition in such Indenture. (Standard Provisions--Section 11.02, Indenture for Senior Subordinated Debt Securities-- Section 11.02)

   Each Indenture may be amended or supplemented without the consent of any holder of Debt Securities under certain circumstances, including (i) to cure any ambiguity, defect or inconsistency in the Indenture, any supplemental indenture, or in the Debt Securities of any series; (ii) to evidence the succession of another corporation to the Company and to provide for the assumption of all the obligations of the Company under the Debt Securities and the Indenture by such corporation; (iii) to provide for uncertificated Debt Securities in addition to certificated Debt Securities; (iv) to make any change that does not adversely affect the rights of holders of Debt Securities issued thereunder; (v) to provide for a new series of Debt Securities; or (vi) to add to rights of holders of Debt Securities or add additional Events of Default. (Standard Provisions--Section 11.01, Indenture for Senior Subordinated Debt Securities--Section 11.01)

Successor Entity

   The Company may not consolidate with or merge into, or transfer, sell or lease its properties and assets as, or substantially as, an entirety to another entity unless the successor entity is a corporation incorporated within the United States and, after giving effect thereto, no default under the Indenture shall have occurred and be continuing. Thereafter, except in the case of a lease, all obligations of the Company under the Indenture terminate. (Standard Provision--Section 10.02, Indenture for Senior Subordinated Debt Securities--Sections 10.01 and 10.02)

Events of Default

   Each Indenture defines the following as Events of Default with respect to any series of Debt Securities: default for 30 days in the payment of any interest upon any Debt Security of such series issued under such Indenture; default in the payment of any principal of or premium on any such Debt Security; default for 30 days in the deposit of any sinking fund or similar payment for such series of Debt Securities; default for 60 days after notice in the performance of any other covenant in the Indenture; certain defaults for 30 days after notice in the payment of principal or interest, or in the performance of other covenants, with respect to borrowed money under another indenture in which the Trustee for such Debt Securities is trustee which results in the principal amount of such indebtedness becoming due and payable prior to maturity, which acceleration has not been rescinded or annulled; and certain events of bankruptcy, insolvency or reorganization. HFC is required to file with each Trustee annually a certificate as to the absence of certain defaults under the Indenture. (Standard Provisions--Sections 3.05 and 7.01, Indenture for Senior Subordinated Debt Securities--Sections 3.05 and 7.01)

   If an Event of Default with respect to Debt Securities of any series at the time outstanding occurs and is continuing, either the Trustee or the holders of not less than 25% in principal amount of the outstanding Debt Securities of such series by notice as provided in the Indenture may declare the principal amount of all the Debt Securities of such series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree for payment of money has been obtained by the Trustee, the holders of not less than a majority in principal amount of outstanding Debt Securities of such series may, under certain circumstances, rescind or annul such declaration of acceleration. (Standard Provisions--Section 7.02, Indenture for Senior Subordinated Debt Securities--Section 7.02)

   The holders of not less than a majority in principal amount of the outstanding Debt Securities of each series may, on behalf of all holders of Debt Securities of such series, waive any past default under the Indenture and its consequences with respect to Debt Securities of such series, except a default (a) in the payment of principal of (or premium, if any) or interest, if any, on any Debt Securities of such series, or (b) in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the holder of each outstanding Debt Security of such series affected. (Standard Provisions--Section 7.13, Indenture for Senior Subordinated Debt Securities--Section 7.13)

   Each Indenture provides that the Trustee thereunder may withhold notice to holders of Debt Securities of any default, except in payment of the principal of (or premium, if any) or interest, if any, on any Debt Security issued under such Indenture or in the payment of any sinking fund or similar payment, if it considers it in the interest of holders of Debt Securities to do so. (Standard Provisions--Section 8.02, Indenture for Senior Subordinated Debt Securities--
Section 8.02)

   Holders of Debt Securities may not enforce an Indenture except as provided therein. (Standard Provisions--Section 7.07, Indenture for Senior Subordinated Debt Securities--Section 7.07) Each Indenture provides that the holders of a majority in principal amount of the outstanding debt securities issued under such Indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (Standard Provisions--Section 7.12, Indenture for Senior Subordinated Debt Securities--Section 7.12) The Trustee will not be required to comply with any request or direction of holders of Debt Securities pursuant to the Indenture unless offered indemnity against costs and liabilities which might be incurred by the Trustee as a result of such compliance. (Standard Provisions--Section 8.03(e), Indenture for Senior Subordinated Debt Securities--Section 8.03(e))

                            DESCRIPTION OF WARRANTS

   HFC may issue, together with any Debt Securities offered by any Prospectus Supplement or separately, Warrants for the purchase of other Debt Securities. The Warrants are to be issued under warrant agreements (each a "Warrant Agreement") to be entered into between HFC and a bank or trust company, as warrant agent ("Warrant Agent"), all as set forth in the Prospectus Supplement relating to the particular issue of Warrants ("Offered Warrants"). A copy of the forms of Warrant Agreement, including the form of warrant certificates representing the Warrants ("Warrant Certificates"), reflecting the alternative provisions to be included in the Warrant Agreements that will be entered into with respect to particular offerings of Warrants, is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Warrant Agreement and the Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Warrant Agreement and the Warrant certificates, respectively, including the definitions therein of certain terms.

General

   The Prospectus Supplement describes the terms of the Offered Warrants, the Warrant Agreement relating to the Offered Warrants and the Warrant Certificates representing the Offered Warrants, including the following: (1) the designation, aggregate principal amount, and terms of the Debt Securities purchasable upon exercise of the Offered Warrants; (2) the designation and terms of any related Debt Securities with which the Offered Warrants are issued and the number of Offered Warrants issued with each such Debt Security; (3) the date, if any, on and after which the Offered Warrants and the related Offered Debt Securities will be separately transferable; (4) the principal amount of Debt Securities purchasable upon exercise of one Offered Warrant and the price at which such principal amount of Debt Securities may be purchased upon such exercise; (5) the date on which the right to exercise the Offered Warrants shall commence and the date ("Expiration Date") on which such right shall expire; (6) whether the Warrants represented by the Warrant Certificates will be issued in registered or bearer form, and if registered, where they may be transferred and registered; and (7) any other terms of the Offered Warrants.

   Warrant Certificates will be exchangeable on the terms specified in the Prospectus Supplement for new Warrant Certificates of different denominations, and Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of Holders of the Debt Securities purchasable upon such exercise and will not be entitled to payments of principal of, premium, if any, or interest, if any, on the Debt Securities purchasable upon such exercise.

Exercise of Warrants

   Each Offered Warrant will entitle the holder to purchase such principal amount of Debt Securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Offered Warrants by payment of such exercise price in full in the manner specified in the Prospectus Supplement. Offered Warrants may be exercised at any time up to the close of business on the Expiration Date set forth in the Prospectus Supplement relating to the Offered Warrants. After the close of business on the Expiration Date, unexercised Warrants will become void.

   Upon receipt of payment of the exercise price and the Warrant Certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement, HFC will, as soon as practicable, forward the Debt Securities purchasable upon such exercise. If less than all of the Warrants represented by such Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amount of Warrants.

              CERTAIN UNITED STATES TAX DOCUMENTATION REQUIREMENTS

   A beneficial owner of an Offered Debt Security will generally be subject to the withholding of United States federal income tax at rates up to 31% unless one of the following steps is taken to obtain an exemption from or reduction of the tax:

   Exemption for Non-United States persons (current IRS Form W-8 or new IRS Form W-8BEN). A beneficial owner of an Offered Debt Security that is a non-United States person (other than certain persons that are related to the Company through stock ownership or that are banks receiving certain types of interest as described in clauses (x) (a), (b) and (c) of Paragraph (i) under "United States Taxation of Non-United States Persons--Income and Estate Tax") can obtain an exemption from the withholding of tax by providing a properly completed IRS Form W-8 (Certificate of Foreign Status) or IRS Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding). Special rules may apply in the case of foreign partnerships.

   Exemption for Non-United States persons with effectively connected income (current IRS Form 4224 or new IRS Form W-8ECI). A beneficial owner of an Offered Debt Security that is a non-United States person, including a non-United States corporation or bank with a United States branch, that conducts a trade or business in the United States with which interest income on an Offered Debt Security is effectively connected, can obtain an exemption from the withholding of tax by providing a properly completed IRS Form 4224 (Exemption from Withholding of Tax on Income Effectively Connected with the Conduct of a Trade or Business in the United States) or IRS Form W-8ECI (Certificate of Foreign Person's Claim for Exemption From Withholding on Income Effectively Connected With the Conduct of a Trade or Business in the United States).

   Exemption or reduced rate for Non-United States persons entitled to the benefits of a treaty (current IRS Form 1001 or new IRS Form W-8BEN). A beneficial owner of an Offered Debt Security that is a non-United States person entitled to the benefits of an income tax treaty to which the United States is a party can obtain an exemption from or reduction of the withholding of tax (depending on the terms of the treaty) by providing a properly completed IRS Form 1001 (Ownership, Exemption or Reduced Rate Certificate) or IRS Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding).

   Exemption for United States persons (IRS Form W-9). A beneficial owner of an Offered Debt Security that is a United States person can obtain a complete exemption from the withholding of tax by providing a properly completed IRS Form W-9 (Request for Taxpayer Identification Number and Certification).

   United States federal income tax reporting procedure. A beneficial owner of an Offered Debt Security, or, in situations currently addressed by IRS Forms 1001 and 4224, the beneficial owner or its agent, is required to submit the appropriate IRS Form under applicable procedures to the person through which the owner directly holds the Offered Debt Security. For example, if the beneficial owner is listed directly on the books of Euroclear or Clearstream Luxembourg as the holder of the Offered Debt Security, the IRS Form must be provided to Euroclear or Clearstream Luxembourg, as the case may be. Each other person through which an Offered Debt Security is held must submit, on behalf of the beneficial owner, the IRS Form (or in certain cases a copy thereof) under applicable procedures to the person through which it holds the Offered Debt Security, until the IRS Form is received by the United States person who would otherwise be required to withhold United States federal income tax from interest on the Offered Debt Security. For example, in the case of an Offered Debt Security held through Euroclear or Clearstream Luxembourg, the IRS Form (or a copy thereof) must be received by the U.S. Depositary of such clearing agency. Applicable procedures include additional certification requirements, described in clause (x) (d) (B) of paragraph (i) under "United States Taxation of Non-United States Persons--Income and Estate Tax", if a beneficial owner of the Offered Debt Security provides an IRS Form W-8 to a securities clearing organization, bank or other financial institution that holds the Offered Debt Security on its behalf.

   Regulations issued by the IRS, which are generally proposed to become effective for payments made after December 31, 2000, make certain modifications to the certification procedures applicable to non-United States persons, including replacing the current forms listed above with the new IRS Form W-8 series listed above and providing special rules for foreign partnerships. Withholding agents are authorized to use the new forms currently. Prospective investors should consult their tax advisors regarding the certification requirements for non-United States persons.

   Each holder of an Offered Debt Security should be aware that if it does not properly provide the required IRS Form, or if the IRS Form (or, if permissible, a copy of such form) is not properly transmitted to and received by the United States person otherwise required to withhold United States federal income tax, interest on the Offered Debt Security may be subject to withholding and the holder (including the beneficial owner) will not be entitled to any additional amounts from the Company as provided for in connection with any series of Offered Debt Securities and as described in the applicable Prospectus Supplement with respect to such withholding. Such withholding, however, may in certain circumstances be allowed as a refund or as a credit against such holder's United States federal income tax. The foregoing does not deal with all aspects of federal income tax withholding that may be relevant to non-United States holders of the Debt Securities. Investors are advised to consult their own tax advisors for specific advice concerning the ownership and disposition of Offered Debt Securities.

              UNITED STATES TAXATION OF NON-UNITED STATES PERSONS

   The following summary describes the principal United States federal income and estate tax consequences applicable to beneficial owners of the Offered Debt Securities who are non-United States persons. The following discussion may not be applicable to a particular series of Offered Debt Securities depending on the terms and conditions established for such Offered Debt Securities in the Prospectus Supplement. Any special United States federal income and estate tax consequences to non-United States persons (and, if necessary, to United States persons) not described herein will be described in the Prospectus Supplement.

Income and Estate Tax

   In the opinion of Sidley & Austin, special tax counsel to the Company, under United States federal tax law as of the date of this Prospectus, and subject to the discussion of backup withholding below:

     (i) payments of principal and interest on an Offered Debt Security that is beneficially owned by a non-United States person will not be subject to the withholding of United States federal income tax; provided, that in the case of interest, (x) (a) the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) the beneficial owner is not a controlled foreign corporation that is related to the Company through stock ownership, (c) the beneficial owner of the Offered Debt Security is not a bank receiving interest on an Offered Debt Security as described in Section 881 (c) (3) (A) of the Code and (d) either (A) the beneficial owner of the Offered Debt Security certifies to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that it is not a United States person and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Offered Debt Security certifies to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof; (y) the beneficial owner is entitled to the benefits of an income tax treaty under which the interest is exempt from the withholding of United States federal income tax and the beneficial owner of the Offered Debt Security or such owner's agent provides an IRS Form 1001 or IRS Form W-8BEN claiming the exemption; or (z) the beneficial owner conducts a trade or business in the United States to which the interest is effectively connected and the beneficial owner of the Offered Debt Security or such owner's agent provides an IRS Form 4224 or IRS Form W-8ECI; provided that in each such case, the relevant certification or IRS Form is delivered pursuant to applicable procedures and is properly transmitted to the person otherwise required to withhold United States federal income tax, and none of the persons receiving the relevant certification or IRS Form has actual knowledge that the certification or any statement on the IRS Form is false;

     (ii) a non-United States person will not be subject to United States federal income tax on any gain realized on the sale, exchange or redemption of an Offered Debt Security unless the gain is effectively connected with the beneficial owner's trade or business in the United States or, in the case of an individual, the holder is present in the United States for 183 days or more in the taxable year in which the sale, exchange or redemption occurs and certain other conditions are met; and

     (iii) an Offered Debt Security owned by an individual who at the time of death is not a citizen or resident of the United States will not be subject to United States federal estate tax as a result of such individual's death if the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and the income on the Offered Debt Security would not have been effectively connected with a U.S. trade or business of the individual.

   Interest on an Offered Debt Security that is effectively connected with the conduct of a trade or business in the United States by a holder of an Offered Debt Security who is a non-United States person, although exempt from the withholding of United States income tax, may be subject to United States income tax as if such interest was earned by a United States person.

Backup Withholding and Information Reporting

   In general, information reporting requirements will apply to payments of principal and interest made on an Offered Debt Security and the proceeds of the sale of an Offered Debt Security within the United States to non-corporate holders of the Offered Debt Securities, and "backup withholding" at a rate of 31% will apply to such payments if the holder fails to provide an accurate taxpayer identification number in the manner required or to report all interest and dividends required to be shown on its federal income tax returns.

   Information reporting on IRS Form 1099 and backup withholding will not apply to payments made by the Company or a paying agent to a non-United States person on an Offered Debt Security if, in the case of interest, the IRS Form described in clause (y) or (z) in paragraph (i) under "Income and Estate Tax" has been provided under applicable procedures, or, in the case of interest or principal, the certification described in clause (x) (d) in paragraph (i) under "Income and Estate Tax" and a certification that the beneficial owner satisfies certain other conditions have been supplied under applicable procedures, provided that the payor does not have actual knowledge that the certifications are incorrect.

   Payments of the proceeds from the sale of an Offered Debt Security made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period (or, effective for payments made after December 31, 2000, a United States branch of a foreign bank or foreign insurance company or a foreign partnership controlled by United States persons or engaged in a United States trade or business), information reporting may apply to such payments. Payments of the proceeds from the sale of an Offered Debt Security to or through the United States office of a broker are subject to information reporting and backup withholding unless the holder or beneficial owner certifies that it is a non-United States person and that it satisfies certain other conditions or otherwise establishes an exemption from information reporting and backup withholding.

   Regulations issued by the IRS, which are currently proposed to become effective for payments made after December 31, 2000, make certain modifications to the certification procedures applicable to non-United States persons. Prospective investors should consult their tax advisors regarding the certification requirements for non-United States persons.

   Backup withholding is not a separate tax, but is allowed as a refund or credit against the holder's United States federal income tax, provided the necessary information is furnished to the Internal Revenue Service.

   Interest on an Offered Debt Security that is beneficially owned by a non-United States person will be reported annually on IRS Form 1042-S, which must be filed with the Internal Revenue Service and furnished to such beneficial owner.

                              PLAN OF DISTRIBUTION

   HFC may sell the Securities in any of three ways: (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. The Prospectus Supplement will set forth the terms of the offering of the Offered Debt Securities and any Offered Warrants (collectively, the "Offered Securities"), including the name or names of any underwriters, dealers or agents, the purchase price of the Offered Securities and the proceeds to HFC from such sale, any underwriting discounts and other items constituting underwriters' compensation and any discounts and commissions allowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

   If the Offered Securities are sold through underwriters, the Prospectus Supplement relating thereto will describe the nature of the obligation of the underwriters to take and pay for the Offered Securities. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more underwriting firms acting alone. The underwriter or underwriters with respect to a particular underwritten offering of Offered Securities will be named in the Prospectus Supplement relating to such offering, and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Offered Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Offered Securities if any are purchased.

   The Offered Securities may be sold directly by HFC or through agents designated by HFC from time to time. Any agent involved in the offer or sale of the Offered Securities in respect of which this Prospectus is delivered is named, and any commissions payable by HFC to such agent are set forth, in the Prospectus Supplement relating thereto.

   Underwriters and agents who participate in the distribution of the Offered Securities may be entitled under agreements which may be entered into with HFC to indemnification by HFC against certain liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof.

   If so indicated in the Prospectus Supplement, HFC will authorize underwriters, dealers or other persons acting as HFC's agents to solicit offers by certain institutions to purchase Offered Securities from HFC pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by HFC. The obligations of any purchaser under any such contract will not be subject to any conditions except that (i) the purchase of the Offered Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject, and (ii) if the Offered Securities are also being sold to underwriters, HFC shall have sold to such underwriters the Offered Securities not sold for

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

delayed delivery. The underwriters, dealers and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

   There can be no assurance that a secondary market will be created for the Offered Securities or, if it is created, that it will continue.

                                 ERISA MATTERS

   The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), imposes certain restrictions on employee benefit plans ("Plans") that are subject to ERISA and on persons who are fiduciaries with respect to such Plans. In accordance with the ERISA's general fiduciary requirements, a fiduciary with respect to any such Plan who is considering the purchase of Offered Securities on behalf of such Plan should determine whether such purchase is permitted under the governing Plan documents and is prudent and appropriate for the Plan in view of its overall investment policy and the composition and diversification of its portfolio. Other provisions of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code") prohibit certain transactions between a Plan and persons who have certain specified relationships to the Plan ("parties in interest" within the meaning of ERISA or "disqualified persons" within the meaning of Section 4975 of the Code). Thus, a Plan fiduciary considering the purchase of Offered Securities should consider whether such a purchase might constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code.

   HFC may be considered a "party in interest" or a "disqualified person" with respect to many Plans that are subject to ERISA. The purchase of Offered Securities by a Plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975 of the Code (including individual retirement accounts and other plans described in Section 4975(c)(1) of the Code) and with respect to which HFC is a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such Offered Securities are acquired pursuant to and in accordance with an applicable exemption, such as Prohibited Transaction Class Exemption ("PTCE") 84-14 (an exemption for certain transactions determined by an independent qualified professional asset manager), PTCE 91-38 (an exemption for certain transactions involving bank collective investment finds), PTCE 95-60 (an exemption for certain transactions involving life insurance general accounts), PTCE 96-23 (an exemption for certain transactions determined by in-house investment managers), or PTCE 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts). Any pension or other employee benefit plan proposing to acquire any Offered Securities should consult with its counsel.

                                 LEGAL OPINIONS

   The legality of the Offered Securities will be passed upon for HFC by John
W. Blenke, Vice President--Corporate Law for Household International, Inc., the parent of HFC. Sidley & Austin, Chicago, Illinois has acted as special tax counsel to HFC in connection with tax matters related to the issuance of Debt Securities. Certain legal matters will be passed upon for underwriters and agents by McDermott, Will & Emery, Chicago, Illinois. Mr. Blenke is a full-time employee and an officer of Household International and owns, and holds options to purchase, shares of Common Stock of Household International.

                                    EXPERTS

   The financial statements and schedules of HFC and its subsidiaries incorporated by reference in this Prospectus, to the extent and for the periods indicated in its reports, have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

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